                                                                 Exhibit 99.1



                               THE MIDLAND COMPANY
                             7000 MIDLAND BOULEVARD
                             AMELIA, OHIO 45102-2607
                                 (513) 943-7100

                                 MAILING ADDRESS
                                  P.O BOX 1256
                             CINCINNATI, OHIO 45201
FOR IMMEDIATE RELEASE                                             July 17, 2003

CONTACT:
John I. Von Lehman, Executive Vice President and CFO
(513) 943-7100

             THE MIDLAND COMPANY REPORTS SECOND QUARTER 2003 RESULTS
      o NET INCOME DECLINE REFLECTS IMPACT OF EXCESSIVE CATASTROPHE LOSSES
             o GROSS PROPERTY AND CASUALTY PREMIUM UP 12.8 PERCENT
                          o UPDATES FULL YEAR OUTLOOK

CINCINNATI, JULY 17, 2003 -- THE MIDLAND COMPANY (NASDAQ: MLAN), a highly focused provider of specialty insurance products and services, today reported results for its second quarter ended June 30, 2003. The company reported a net loss of $1.0 million, or 6 cents per share, including 10 cents in realized capital gains. That compares with net income of $5.9 million, or 33 cents per share, in last year's second quarter, which included 4 cents in realized capital losses. Revenue was $178.6 million compared with $157.5 million in the second quarter of last year. All per-share amounts are on a diluted basis.

Net operating results (net income before realized capital gains and losses and the effects of any changes in accounting principles) for the second quarter reflected a loss of $2.8 million or 16 cents per share, compared with last year's record profit of $6.6 million, or 37 cents per share. The company believes that this non-GAAP financial measure provides a clearer picture of core insurance operations than the GAAP measure of net income, as it removes potential issues of timing regarding investment gains and losses and any fluctuations due solely to changes in accounting rules.

"While catastrophes traditionally impact our results in the second quarter, this year's catastrophe losses were particularly severe," said John W. Hayden, president and chief executive officer. "Catastrophes alone had a 71 cent per share after-tax impact on earnings, compared with a normalized average of approximately 36 cents per share for the second quarter. It has been reported that the 2003 spring tornado activity resulted in the largest number of individual tornadoes within a given month and one of the highest insured losses from a series of windstorms in history. Our second quarter was also negatively impacted by approximately 15 cents per share in after-tax losses emanating from American Modern's previously exited commercial liability lines of business.

"On a more positive note, we are encouraged that, excluding catastrophes, our core manufactured housing business is very healthy, fueled by the continued improvement in the fire loss ratio. Fire losses are now back to the sub-20 percent level that we consider acceptable. This improvement reflects both rate actions and our attention to underwriting detail over the past year and a half. Our non-catastrophe results in the second quarter were also better than expected in our site-built dwelling line of business."

Midland's wholly owned insurance subsidiary, American Modern Insurance Group, specializes in providing insurance products and services for niche markets such as manufactured housing, site-built dwelling, motorcycle, watercraft, snowmobile, recreational vehicle and credit life and related products. American Modern's products and services are offered through diverse distribution channels.

STEADY PREMIUM GROWTH ACROSS MULTIPLE PRODUCTS AND CHANNELS
For the second quarter, American Modern's property and casualty gross written premiums grew 12.8 percent to $180.9 million, including manufactured housing gross written premium growth of 8.9 percent to $85.2 million. While the company's manufactured housing premium volume continues to be impacted by the difficult market conditions that exist in the point-of-sale channel, a deliberate focus on the agency channel has helped reinforce American Modern's commitment to this core market.

MIDLAND REPORTS SECOND QUARTER 2003 RESULTS
JULY 17, 2003


"Our specialty focus runs across multiple product lines and multiple distribution channels," Hayden said. "This structure adds stability and diversification to our product and distribution offering, and it also helps solidify our reputation as one of the nation's leading niche specialty insurance companies.

"Gross written premium in American Modern's property and casualty specialty lines other than manufactured housing - including motorcycle, site-built dwelling, watercraft, mortgage fire, recreational vehicle and collector automobile products - collectively grew 16.4 percent to $95.7 million during the second quarter. Rate actions continue to factor positively into the overall growth and the company continues to aggressively pursue rate increases across all product lines.

"The motorcycle premium growth that we have been accustomed to seeing each quarter has been tempered somewhat as a result of the aggressive rate increases and underwriting actions implemented by the company in recent months," Hayden said. "For the quarter, motorcycle premium increased less than 1 percent."

HIGHER-THAN-AVERAGE STORM ACTIVITY AND OTHER PRODUCT LINES IMPACT
UNDERWRITING RESULTS
For the second quarter, American Modern's property and casualty combined ratio (losses and expenses as a percent of earned premium) was 111.2 percent, compared with 100.8 percent a year ago. Catastrophe losses during the second quarter of 2003 had a 12.7 point impact on the combined ratio, compared with a 5.9 point catastrophe impact a year ago.

Hayden noted, "Our second quarter results were lower due to three primary reasons: weather related catastrophes, an up-tick in commercial liability losses and higher-than-budgeted losses in our motorcycle line.

"As we announced previously, catastrophes certainly took their toll on our results during the second quarter," Hayden said. "Storms and tornadoes in April and May pushed weather-related catastrophe losses to $19.5 million (pre-tax) compared to a second quarter historical average of approximately $10 million (pre-tax). These claims, though costly for our company, were even more painful for our policyholders, and we moved quickly to assess the damage and help them get their living conditions back to normal. American Modern consistently settles more than 85 percent of all property claims within 30 days of being reported, most of which are settled in the first seven days."

Hayden also commented on the commercial liability losses, "American Modern experienced a higher level of losses related to its previously exited commercial liability programs during the second quarter. These losses impacted our second quarter results by approximately 15 cents per share (after tax) and added approximately 2.9 percentage points to the quarterly property and casualty combined ratio. This is the first quarter since we made the decision to exit these product lines that we have experienced unfavorable results of any magnitude. We hope this sudden up-tick proves to be an aberration. But as a precaution, we did strengthen the reserves associated with this line during the second quarter. We will obviously be monitoring the loss activity associated with these lines very closely over the next several months.

"Results from the motorcycle book also impacted profitability as the company continues to work diligently to attain rate adequacy in that line. The loss ratio for this line of business was 10 to 12 percentage points above our full year targeted loss ratio through the first six months, a target we hope to achieve after the effect of rate increases and product modifications take hold. This variance from target had the effect of adding approximately 2.0 percentage points to the quarterly property and casualty combined ratio. American Modern's motorcycle rate increases are averaging 20 to 25 percent nationwide, and the company is also modifying products to enhance profitability in that relatively new line. The rate increases are just now beginning to take effect and are the first meaningful increases the company has been able to attain in two years due to the timing of our entry into the market and certain system constraints that have since been remedied. We believe that the beneficial impact on earnings from our rate actions will be fully realized over the next 12 to 24 months. We are confident that these rate increases, coupled with the product, coverage modifications and underwriting actions, will ultimately result in a significant improvement in the profitability of this line of business," Hayden said.

MIDLAND REPORTS SECOND QUARTER 2003 RESULTS
JULY 17, 2003


SIX-MONTH RESULTS
For the six months ended June 30, 2003, net income (including capital gains/losses and the effects of any changes in accounting principles) was $9.0 million, or 51 cents per share, compared with $13.8 million, or 77 cents per share last year. Net operating income (net income excluding capital gains/losses and the effects of any changes in accounting principles) was $8.3 million, or 47 cents per share in the first six months of 2003, compared with a record $16.1 million, or 90 cents per share in the first half of 2002. Revenue was $347.9 million compared with $311.5 million in the same period last year. As mentioned earlier, the company believes that this non-GAAP financial measure provides a clearer picture of core insurance operations than the GAAP measure of net income, as it removes potential issues of timing regarding investment gains and losses and any fluctuations due solely to changes in accounting rules.

American Modern's property and casualty gross written premiums grew 12.2 percent to $326.2 million for the first half of the year. This includes growth in manufactured housing premium of 6.5 percent over prior year levels. Gross written premium in all other specialty lines collectively grew 18.1 percent to $168.0 million.

INVESTMENT PORTFOLIO
The market value of Midland's investment portfolio rose to $770.0 million at June 30, 2003, compared with $715.3 million a year ago. Net pre-tax investment income (excluding capital gains and losses) was $8.0 million for the quarter, compared with $8.7 million in the second quarter a year ago. For the six months, net pre-tax investment income fell 5.6 percent over the year-ago period, a reflection of the low interest-rate environment. The annualized pre-tax equivalent yield on cost on American Modern's fixed-income portfolio was 5.7 percent in the first six months of 2003 compared with 6.5 percent in the first six months of 2002.

"Despite the decline in investment income from the comparable period a year ago, we view the second quarter as a bright one for our investment portfolio," Hayden said. "Our equity portfolio improved along with overall market conditions."

Pre-tax net unrealized gains on Midland's fixed-income portfolio were $35.0 million at June 30, 2003, up from $28.2 million at December 31, 2002. Pre-tax net unrealized gains from Midland's equity portfolio were $66.3 million, compared with $47.6 million at December 31, 2002.

BOOK VALUE BENEFITS FROM FAVORABLE EQUITY MARKETS
Midland's shareholders' equity increased to a record $334.0 million, or $18.94 per share, at June 30, 2003, up 9.2 percent (on a per share basis) from $304.1 million, or $17.34 per share, at June 30, 2002. The company's book value has grown at a compounded annual rate of 11 percent over the last 10 years.

CONTINUED FOCUS ON STRATEGIES AND CORE COMPETENCIES
"Midland has a record of outperforming the industry in terms of both growth and profitability. We believe our stock performance against virtually every relevant market index attest to the strength of our business model," Hayden said, "and our high marks from independent insurance rating agencies attest to our financial strength. Our growth and operating strategies are designed to sustain that strength."

In recent years, Midland has expanded its product offerings while still maintaining - and even tightening - its specialty focus. For example, during the past nine months, the company has discontinued less profitable homeowner insurance programs and instead focused on expanding coverage on lower valued dwellings that fall outside the parameters of the standard homeowners' insurance market.

Hayden said that assuming normal weather patterns for the remainder of the year, the combined ratio should be in the range of 101 to 102 percent (including the effect of the reclassification of 1.3 percentage points of service fee income discussed later). This includes the impact of a traditionally higher combined ratio for the third quarter because of weather patterns and seasonal products such as motorcycle, RV and watercraft and a more favorable combined ratio in the fourth quarter. The early indication is that Hurricane Claudette, which made landfall in Texas on July 15, 2003, is not expected to result in significant losses to the company.

MIDLAND REPORTS SECOND QUARTER 2003 RESULTS
JULY 17, 2003

The company expects to approach double-digit top-line growth for American Modern for the full year, and expects investment income to be approximately 7 percent lower than 2002, again reflecting the lower interest-rate environment of 2003.

"We know our core competencies," Hayden said, "and we continually examine products and programs to make sure our offerings are a strategic fit. We are committed to maintaining that strength," he continued, "and are confident that we have the people, the products and the principles to continue enhancing value for policyholders, customers and shareholders."

RECLASSIFICATION OF SERVICE FEES' IMPACT ON COMBINED RATIO
Certain amounts representing policy service fees have been reclassified in the current financial presentation. These policy service fees, primarily representing fees charged for processing monthly and quarterly payments, are now accounted for as "Other Insurance Income," a separate component of revenue as opposed to an offset to operating expense, the presentation that the company has historically employed. This reclassification has no impact on the reported net income of the company or any of its subsidiaries. However, the reclassification does impact the method in which the property and casualty combined ratio, the ratio of losses and expenses to earned premiums, is calculated since these fees are no longer being netted against the related expense. As a result, the reported combined ratio is higher by approximately 1.3 percentage points for both the quarter and the first six months of 2003 and 1.2 percentage points for the quarter and first six months of the prior year. Such reclassifications are reflected in the accompanying financial statements and financial highlights section.

ABOUT THE COMPANY
Midland, which is headquartered in Cincinnati, Ohio, is a provider of specialty insurance products and services through its wholly owned subsidiary, American Modern Insurance Group, which accounts for approximately 96 percent of Midland's consolidated revenue. American Modern specializes in writing physical damage insurance and related coverages on manufactured housing and has expanded to other specialty insurance products including coverage for site-built homes, motorcycles, watercraft, snowmobiles, recreational vehicles, physical damage on long-haul trucks, extended service contracts, credit life and related products as well as collateral protection and mortgage fire products sold to financial institutions and their customers. Midland also owns a niche transportation business, M/G Transport Group, which operates a fleet of dry cargo barges for the movement of dry bulk commodities on the inland waterways. Midland's common stock is traded on the Nasdaq National Market under the symbol MLAN. Additional information on the company can be found on the Internet at www.midlandcompany.com.

FORWARD LOOKING STATEMENTS DISCLOSURE
Certain statements made in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. These statements include certain discussions relating to underwriting, premium and investment income volume, business strategies, profitability and business relationships, as well as any other statements concerning the year 2003 and beyond. The forward-looking statements involve risks, uncertainties and other factors that may cause results to differ materially from those anticipated in those statements. Factors that might cause results to differ from those anticipated include, without limitation, adverse weather conditions, changes in underwriting results affected by adverse economic conditions, fluctuations in the investment markets, changes in the retail marketplace, changes in the laws or regulations affecting the operations of the company or its subsidiaries, changes in the business tactics or strategies of the company, its subsidiaries or its current or anticipated business partners, the financial condition of the company's business partners, acquisitions or divestitures, changes in market forces, litigation and the other risk factors that have been identified in the company's filings with the SEC, any one of which might materially affect the operations of the company or its subsidiaries. Any forward-looking statements speak only as of the date made. We undertake no obligation to update any forward-looking statements to reflect events or circumstances arising after the date on which they are made.

MIDLAND REPORTS SECOND QUARTER 2003 RESULTS
JULY 17, 2003


                               THE MIDLAND COMPANY
                              FINANCIAL HIGHLIGHTS
                                   (UNAUDITED)


                                                              THREE-MONTHS ENDED                        SIX-MONTHS ENDED
                                                                   JUNE 30,                                 JUNE 30,
                                                     ----------------------------------        ----------------------------------
                                                       2003         2002       % CHANGE          2003         2002       % CHANGE
                                                     ---------    ---------    --------        ----------   ----------   --------

Revenues                                             $178,642     $157,460       13.5%         $ 347,930    $ 311,515     11.7%
                                                     ========     ========     ======          =========    =========    =====

Income (Loss) Before Cumulative Effect
     of Change in Accounting Principle and
     Capital Gains (Losses)*                         $ (2,845)     $ 6,591     -143.2%           $ 8,349     $ 16,107    -48.2%
                                                                               ======                                    =====
Net Cumulative Effect of Change
     in Accounting Principle                                -            -                             -       (1,463)
Net Capital Gains (Losses)                              1,828         (689)                          683         (885)
                                                     --------     --------                     ---------    ---------

Net Income (Loss)                                    $ (1,017)     $ 5,902     -117.2%         $   9,032    $  13,759    -34.4%
                                                     ========     ========     ======          =========    =========    =====

Income (Loss) per Share (Diluted) Before
     Cumulative Effect of Change in
     Accounting Principle and Capital
     Gains (Losses)*                                  $ (0.16)      $ 0.37     -143.2%            $ 0.47       $ 0.90    -47.8%
                                                                               ======                                    =====
Net Cumulative Effect of Change in
     Accounting Principle (Diluted)                         -            -                             -        (0.08)
Net Capital Gains (Losses) per Share (Diluted)           0.10        (0.04)                         0.04        (0.05)
                                                     --------     --------                     ---------    ---------

Net Income (Loss) per Share (Diluted)                $  (0.06)    $   0.33     -118.2%            $ 0.51       $ 0.77    -33.8%
                                                     ========     ========     ======          =========    =========    =====

Dividends Declared per Share                         $0.04750     $0.04375        8.6%          $ 0.0950     $ 0.0875      8.6%
                                                     ========     ========     ======          =========    =========    =====

Market Value per Share                                $ 22.07      $ 25.24      -12.6%           $ 22.07      $ 25.24    -12.6%
                                                     ========     ========     ======          =========    =========    =====

Book Value per Share                                  $ 18.94      $ 17.34        9.2%           $ 18.94      $ 17.34      9.2%
                                                     ========     ========     ======          =========    =========    =====

Shares Outstanding                                     17,636       17,540                        17,636       17,540
                                                     ========     ========                     =========    =========

AMIG's Property and Casualty Operations:

     Direct and Assumed Written Premium              $180,921     $160,446       12.8%         $ 326,153    $ 290,776     12.2%
                                                     ========     ========     ======          =========    =========    =====

     Net Written Premium                             $170,527     $153,969       10.8%         $ 307,795    $ 277,531     10.9%
                                                     ========     ========     ======          =========    =========    =====

     Combined Ratio (GAAP)                              111.2%       100.8%                        103.8%        99.2%
                                                     ========     ========                     =========    =========

     Combined Ratio (GAAP) -
       Excluding Catastrophe Losses                      98.5%        94.9%                         96.0%        95.0%
                                                     ========     ========                     =========    =========


Dollar amounts in thousands except per share data.

Certain prior year amounts have been reclassified to conform to the current year presentation.

All outstanding share and per share data are adjusted for the 2 for 1 stock split effective July 17, 2002.

Unless indicated otherwise, the financial information presented above is based on GAAP.

*Non-GAAP financial measure. Items excluded from this measure are significant components in understanding and assessing financial performance.

MIDLAND REPORTS SECOND QUARTER 2003 RESULTS
JULY 17, 2003



                               THE MIDLAND COMPANY
             CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

                                                               Three-Months Ended              Six-Months Ended
                                                                      June 30,                      June 30,
                                                            -------------------------       -------------------------
                                                              2003            2002            2003            2002
                                                            ---------       ---------       ---------       ---------
Revenues:
     Insurance:
        Premiums earned                                     $ 157,202       $ 140,907       $ 310,480       $ 277,377
        Net investment income                                   8,044           8,702          16,439          17,408
        Net realized investment gains (losses)                  2,813          (1,060)          1,050          (1,361)
        Other insurance income                                  3,526           3,192           6,997           6,339
     Transportation                                             6,976           5,530          12,821          11,411
     Other                                                         81             189             143             341
                                                            ---------       ---------       ---------       ---------
       Total                                                $ 178,642       $ 157,460       $ 347,930       $ 311,515
                                                            ---------       ---------       ---------       ---------

Costs and Expenses:
     Insurance:
       Losses and loss adjustment expenses                    113,436          82,590         192,083         152,213
       Commissions and other policy acquisition costs          40,918          40,423          88,723          82,345
       Operating and administrative expenses                   19,519          20,030          41,182          42,372
     Transportation operating expenses                          6,612           5,317          12,417          11,548
     Interest expense                                             882           1,069           1,821           1,853
     Other operating and administrative expenses                  216             362             541             598
                                                            ---------       ---------       ---------       ---------
       Total                                                $ 181,583       $ 149,791       $ 336,767       $ 290,929
                                                            ---------       ---------       ---------       ---------

Income (Loss) Before Federal Income Tax and Cumulative
     Effect of Change in Accounting Principle                  (2,941)          7,669          11,163          20,586

Provision (Credit) for Federal Income Tax                      (1,924)          1,767           2,131           5,364
                                                            ---------       ---------       ---------       ---------

Income (Loss) Before Cumulative Effect of Change
     in Accounting Principle                                   (1,017)          5,902           9,032          15,222

Cumulative Effect of Change in Accounting Principle              --              --              --            (1,463)
                                                            ---------       ---------       ---------       ---------

Net Income (Loss)                                           $  (1,017)      $   5,902       $   9,032       $  13,759
                                                            =========       =========       =========       =========

Basic Earnings (Losses) per Common Share:
  Income (Loss) Before Cumulative Effect of Change in
     Accounting Principle and Capital Gains (Losses)        $   (0.16)      $    0.39       $    0.48       $    0.93
  Cumulative Effect of Change in Accounting Principle            --              --              --             (0.08)
  Capital Gains (Losses)                                         0.10           (0.04)           0.04           (0.05)
                                                            ---------       ---------       ---------       ---------
     Total                                                  $   (0.06)      $    0.35       $    0.52       $    0.80
                                                            =========       =========       =========       =========

Diluted Earnings (Losses) per Common Share:
  Income (Loss) Before Cumulative Effect of Change in
     Accounting Principle and Capital Gains (Losses)        $   (0.16)      $    0.37       $    0.47       $    0.90
  Cumulative Effect of Change in Accounting Principle                            --              --             (0.08)
  Capital Gains (Losses)                                         0.10           (0.04)           0.04           (0.05)
                                                            ---------       ---------       ---------       ---------
     Total                                                  $   (0.06)      $    0.33       $    0.51       $    0.77
                                                            =========       =========       =========       =========

Dividends per Common Share                                  $ 0.04750       $ 0.04375       $  0.0950       $  0.0875
                                                            =========       =========       =========       =========

NOTE:
     Dollar amounts in thousands except per share data.

     Certain prior year amounts have been reclassified to conform to the current year presentation.

     Basic earnings per common share have been computed by dividing net income by 17,405 shares in 2003 and 17,297 shares in 2002.

     Diluted earnings per common share have been computed by dividing net income by 17,424 for the second quarter, and 17,883 shares on a year-to-date basis in 2003 and 17,894 shares in 2002. The calculations comprehend outstanding stock options and restricted stock awards.

     All outstanding share and per share data are adjusted for the 2 for 1 stock split effective July 17, 2002.

     The Cumulative Effect of Change in Accounting Principle relates to transition adjustment for the adoption of SFAS 142 "Goodwill and Other Intangible Assets".

MIDLAND REPORTS SECOND QUARTER 2003 RESULTS
JULY 17, 2003


                              THE MIDLAND COMPANY
               CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)


                                                                      June 30,
                     ASSETS                                   2003                2002
                                                           ----------          ----------
Cash and Marketable Securities                             $  782,325          $  721,833

Receivables - Net                                             166,477             179,076

Property, Plant and Equipment - Net                            64,032              61,135

Deferred Insurance Policy Acquisition Costs                    93,408             100,756

Other                                                          17,659              17,962
                                                           ----------          ----------

       Total Assets                                        $1,123,901          $1,080,762
                                                           ==========          ==========

     LIABILITIES AND SHAREHOLDERS' EQUITY

Unearned Insurance Premiums                                $  398,531          $  420,201

Insurance Loss Reserves                                       181,333             146,509

Long-Term Debt                                                 46,413              47,896

Short-Term Borrowings                                          27,434              43,877

Deferred Federal Income Tax                                    44,557              32,491

Other Payables and Accruals                                    91,649              85,684

Shareholders' Equity                                          333,984             304,104
                                                           ----------          ----------

       Total Liabilities and Shareholders' Equity          $1,123,901          $1,080,762
                                                           ==========          ==========


Market Value per Common Share                              $    22.07          $    25.24
                                                           ==========          ==========

Book Value per Common Share                                $    18.94          $    17.34
                                                           ==========          ==========

Common Shares Outstanding                                      17,636              17,540
                                                           ==========          ==========


NOTE:   Amounts in thousands except per share data.

        Common shares outstanding and per share data are adjusted for the 2 for 1 stock split effective July 17, 2002.